Exhibit 99.2

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM TO PRESENT AT BIOTECH SHOWCASE 2013

INVESTMENT CONFERENCE AND REPORT ON NEW CARDIUM INITIATIVES

SAN DIEGO, CA – January 4, 2013 – Cardium Therapeutics (NYSE MKT: CXM) today announced that Christopher J. Reinhard, the Company’s Chairman & CEO, will present at the Biotech Showcase 2013 Conference, being held at the Parc 55 Wyndham San Francisco Union Square Hotel, on Monday, January 7, 2013 at 2:15 p.m. (Pacific). The presentation will be available live and by replay and can be accessed at http://www.media-server.com/m/p/xv9nyge4 or at Cardium’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-calendar.

The presentation will provide a corporate overview and include a review of the Company’s entrepreneurial initiatives, which include strategic partner-enabled product and platform opportunities that have been internally developed based on Cardium’s unique skill set, capabilities and technology.

Current entrepreneurial initiatives include: (1) the clinical development of Genedexa™ (previously referred to as the Excellarate™ product candidate), a DNA-based Phase 2b/3 product candidate initially for the treatment of chronic, non-healing diabetic foot ulcers and representing the first product extension from the Company’s FDA-cleared Excellagen® technology platform; (2) LifeAgain™, a medical analytics and e-commerce platform of algorithms and medical-based social media programs that were developed by Cardium researchers to support a strategically partnered commercialization of specialized survivable risk life insurance underwritings for cancer patients and patients with chronic medical diseases, based on the improvement of early diagnosis and new chronic treatments and curative medical therapies; and (3) plans to leverage the established infrastructure, distribution capabilities and established retail network of To Go Brands® through internal product development, external product acquisitions and strategic partnering.

Going forward, the Company may use alternative independent private financing strategies for one or more of these internally developed initiatives. Cardium Therapeutics will continue to focus on its primary objectives that include: (1) the strategic partnering and commercialization of the FDA-cleared Excellagen® product and platform; and (2) the successful completion of the DNA-based Generx® Phase 3 development program. Information is provided in an updated investor presentation now available on Cardium’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium’s current portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s newly-acquired To Go Brands® nutraceutical business. The Company’s lead commercial product, Excellagen® topical gel for wound care management, has received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. To Go Brands® develops, markets and sells dietary supplements through established regional and national retailers. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release or the referenced investor presentation are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there can be no assurance that any entrepreneurial initiatives, including Genedexa, Life Again, and other prospective opportunities developed within Cardium, Tissue Repair Company or To Go Brands will be successfully developed and partnered or otherwise commercialized; that the results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized or will enhance our market value; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to maintain our stock exchange listing or adequately fund ongoing operations; or that we will not be adversely affected by these or other risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2013 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Cardionovo®, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen®, Genedexa™, Excellarate™, Osteorate™, MedPodium®, Appexium®, Linée®, Alena®, Cerex®, D-Sorb™, Neo-Energy®, Neo-Carb Bloc®, Neo-Chill™, and Nutra-Apps® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company.

To Go Brands® is a trademark of To Go Brands, Inc.